Exhibit 99.1

RockTenn Reports First Quarter Fiscal 2013 Results

NORCROSS, Ga.--(BUSINESS WIRE)--January 22, 2013--RockTenn (NYSE:RKT) today reported earnings for the quarter ended December 31, 2012 of $1.18 per diluted share and adjusted earnings of $1.35 per diluted share. Adjusted earnings per share increased 14% over the prior year quarter.

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2012	2011

Earnings per diluted share	$1.18	$1.06

Restructuring and other costs and operating losses and transition costs due to plant closures	0.17	0.12

Adjusted earnings per diluted share	$1.35	$1.18

First Quarter Results

  Net sales of $2,287 million for the first quarter of fiscal 2013 increased $19 million compared to the first quarter of fiscal 2012. Segment income of $209 million increased $16 million or 8% over the prior year quarter.
  RockTenn’s restructuring and other costs and operating losses and transition costs due to plant closures were $0.17 per diluted share after-tax, for the first quarter of fiscal 2013. These costs consisted primarily of $9 million of pre-tax facility closure charges and $7 million of pre-tax integration costs.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “Our 14% adjusted earnings per share increase over the prior year quarter reflects the progress we’ve made in the operating performance of our Corrugated Packaging segment and higher pricing from the fall 2012 containerboard and box price increases. Corrugated Packaging segment EBITDA margins increased to 15.4% for the quarter.”

Segment Results

Containerboard and Paperboard Tons Shipped

Corrugated Packaging segment tons shipped declined approximately 16,000 tons over the prior year quarter as we took two major maintenance outages and built approximately 74,000 tons of inventory in the current year quarter. Consumer Packaging segment paperboard and pulp shipments of approximately 346,000 tons increased 4% percent over the prior year quarter primarily on stronger demand for recycled paperboard.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $67 million to $1,590 million in the first quarter of fiscal 2013 compared to the prior year quarter and segment income increased $29 million to $138 million in the first quarter of fiscal 2013 compared to the prior year quarter. The increased sales and earnings are primarily related to higher selling prices and lower recycled fiber and energy costs partially offset by $16 million of incremental maintenance outage expense and higher virgin fiber and chemical costs. Corrugated Packaging segment EBITDA margin was 15.4% for the first quarter of fiscal 2013.

Consumer Packaging Segment

Consumer Packaging segment net sales decreased $9 million in the first quarter of fiscal 2013 compared to the prior year quarter due primarily to lower selling prices. Segment income was $67 million in the first quarter of fiscal 2013 compared to $80 million in the prior year quarter due primarily to lower selling prices, and to lower income from promotional displays that resulted primarily from higher containerboard prices. Consumer Packaging segment EBITDA margin was 14.9% for the first quarter of fiscal 2013.

Recycling Segment

Recycling segment net sales decreased $78 million over the prior year first quarter to $252 million primarily as a result of lower selling prices and volume. Segment income increased $1 million to $4 million in the first quarter of fiscal 2013 compared to the prior year quarter primarily due to cost structure improvements. Recycling segment EBITDA margin was 3.0% for the first quarter of fiscal 2013.

Cash Provided From Operating, Financing and Investing Activities

Cash provided by operations was $278 million in the first quarter of fiscal 2013, after pension funding in excess of expense of $13 million. We reduced net debt (as defined) by $155 million in the December quarter to $3.22 billion and our Leverage Ratio (as defined) was 2.77 times. Total debt was $3.25 billion at December 31, 2012. We invested $92 million in capital expenditures and returned $32 million in dividends to our shareholders, including the acceleration of the February 2013 dividend.

Conference Call

We will host a conference call to discuss our results of operations for the first quarter of fiscal 2013 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on January 23, 2013. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through February 6, 2013 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging. RockTenn’s 26,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2012	2011

NET SALES	$2,287.1	$2,267.7

Cost of Goods Sold	1,877.6	1,875.5

Gross Profit	409.5	392.2
Selling, General and Administrative Expenses	223.0	225.9
Restructuring and Other Costs, net	16.1	10.3

Operating Profit	170.4	156.0
Interest Expense	(29.1)	(32.7)
Loss on Extinguishment of Debt	(0.2)	-
Interest Income and Other Income (Expense), net	-	0.4
Equity in Income of Unconsolidated Entities	0.6	0.7

INCOME BEFORE INCOME TAXES	141.7	124.4

Income Tax Expense	(54.8)	(47.6)

CONSOLIDATED NET INCOME	86.9	76.8

Less: Net Income Attributable to Noncontrolling
Interests	(0.9)	(0.1)

NET INCOME ATTRIBUTABLE TO ROCK-TENN
COMPANY SHAREHOLDERS	$86.0	$76.7

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company
shareholders	$86.0	$76.7
Less: Distributed and undistributed income
available to participating securities	-	(0.4)
Distributed and undistributed income available
to Rock-Tenn Company shareholders	$86.0	$76.3

Diluted weighted average shares outstanding	72.7	71.7

Diluted earnings per share	$1.18	$1.06

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2012	2011

NET SALES:

Corrugated Packaging	$1,589.9	$1,522.8
Consumer Packaging	611.3	620.4
Recycling	251.8	329.4
Intersegment Eliminations	(165.9)	(204.9)

TOTAL NET SALES	$2,287.1	$2,267.7

SEGMENT INCOME:

Corrugated Packaging (1)	$137.8	$109.3
Consumer Packaging	66.5	80.3
Recycling	4.3	3.5

TOTAL SEGMENT INCOME	$208.6	$193.1

Restructuring and Other Costs, net	(16.1)	(10.3)
Non-Allocated Expenses	(21.5)	(26.1)
Interest Expense	(29.1)	(32.7)
Loss on Extinguishment of Debt	(0.2)	-
Interest Income and Other Income (Expense), net	-	0.4

INCOME BEFORE INCOME TAXES	$141.7	$124.4

(1) Includes inventory step-up expense of $0.4 million in the three months ended December 31, 2011.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$86.9	$76.8

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	138.1	132.7
Deferred income tax expense	50.2	42.9
Loss on extinguishment of debt	0.2	-
Share-based compensation expense	6.8	5.3
(Gain) loss on disposal of plant and equipment and other, net	0.7	(0.6)
Equity in income of unconsolidated entities	(0.6)	(0.7)
Settlement of interest rate swaps	-	(2.8)
Pension funding more than expense	(12.8)	(68.2)
Impairment adjustments and other non-cash items	2.7	1.6
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	74.7	132.2
Inventories	(49.2)	(69.4)
Other assets	11.0	(10.9)
Accounts payable	(31.8)	(56.8)
Income taxes	(8.3)	8.3
Accrued liabilities and other	8.9	(45.3)
NET CASH PROVIDED BY OPERATING ACTIVITIES	277.5	145.1
INVESTING ACTIVITIES:

Capital expenditures	(92.0)	(81.6)
Cash paid for purchase of businesses, net of cash acquired	-	(87.5)
Investment in unconsolidated entities	-	(1.6)
Return of capital from unconsolidated entities	0.4	0.7
Proceeds from sale of property, plant and equipment	2.6	11.7
NET CASH USED FOR INVESTING ACTIVITIES	(89.0)	(158.3)
FINANCING ACTIVITIES:
Additions to revolving credit facilities	31.8	104.4
Repayments of revolving credit facilities	(14.5)	(39.9)
Additions to debt	150.1	26.0
Repayments of debt	(326.9)	(63.3)
Debt issuance costs	(1.3)	(0.8)
Issuances of common stock, net of related minimum tax withholdings	(4.8)	2.0
Excess tax benefits from share-based compensation	4.4	-
Repayments to unconsolidated entity	-	(0.5)
Cash dividends paid to shareholders	(32.1)	(14.1)
Cash distributions to noncontrolling interests	(1.3)	-
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(194.6)	13.8
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(1.3)

DECREASE IN CASH AND CASH EQUIVALENTS	(6.2)	(0.7)

Cash and cash equivalents at beginning of period	37.2	41.7
Cash and cash equivalents at end of period	$31.0	$41.0
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Income taxes, net of refunds	$8.4	$(3.6)
Interest, net of amounts capitalized	9.3	23.6

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	December 31,	September 30,
	2012	2012

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31.0	$37.2
Restricted cash	11.3	40.6
Accounts receivable (net of allowances of $27.3 and $26.9)	1,000.7	1,075.6
Inventories	910.1	861.9
Other current assets	171.9	174.5

TOTAL CURRENT ASSETS	2,125.0	2,189.8

Property, plant and equipment at cost:
Land and buildings	1,209.1	1,207.7
Machinery and equipment	6,180.0	6,121.7
Transportation equipment	14.0	13.6
Leasehold improvements	20.3	20.0
	7,423.4	7,363.0
Less accumulated depreciation and amortization	(1,854.8)	(1,751.6)
Net property, plant and equipment	5,568.6	5,611.4
Goodwill	1,864.9	1,865.3
Intangibles, net	772.3	795.1
Other assets	211.3	225.5

TOTAL ASSETS	$10,542.1	$10,687.1

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$87.4	$261.3
Accounts payable	677.5	708.9
Accrued compensation and benefits	184.9	211.4
Other current liabilities	216.3	226.7

TOTAL CURRENT LIABILITIES	1,166.1	1,408.3

Long-term debt due after one year	3,163.8	3,151.2
Pension liabilities	1,469.9	1,493.1
Postretirement medical liabilities	152.1	154.2
Deferred income taxes	930.5	888.8
Other long-term liabilities	179.3	173.9
Redeemable noncontrolling interests	11.2	11.4

Total Rock-Tenn Company shareholders' equity	3,468.7	3,405.7
Noncontrolling interests	0.5	0.5
Total Equity	3,469.2	3,406.2

TOTAL LIABILITIES AND EQUITY	$10,542.1	$10,687.1

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss) Attributable to Rock-Tenn Company Shareholders
2011	$ 50.3	$37.0	$(30.1)	$83.9	$141.1
2012	76.7	31.9	58.2	82.3	249.1
2013	86.0

Diluted Earnings (Loss) per Share
2011	$ 1.27	$0.92	$(0.60)	$1.17	$2.77
2012	1.06	0.44	0.81	1.14	3.45
2013	1.18

Depreciation & Amortization
2011	$ 36.7	$37.2	$73.5	$130.9	$278.3
2012	132.7	132.6	131.4	137.6	534.3
2013	138.1

Capital Expenditures
2011	$ 28.5	$30.3	$48.7	$91.9	$199.4
2012	81.6	120.6	146.1	104.1	452.4
2013	92.0

Mill System Operating Rates
2011	95.4%	98.3%	96.7%	99.1%	97.9%
2012	96.4%	90.6%	92.4%	97.7%	94.3%
2013	97.6%

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Sales
2011	$198.3		$209.4		$734.5		$1,626.5		$2,768.7
2012	1,522.8		1,505.9		1,545.2		1,597.3		6,171.2
2013	1,589.9
Corrugated Packaging Intersegment Sales
2011	$9.4		$11.1		$21.3		$39.9		$81.7
2012	32.3		30.8		28.7		29.8		121.6
2013	28.2
Corrugated Packaging Segment Income
2011	$37.4		$30.1		$80.0	(1)	$153.6	(2)	$301.1
2012	109.7	(3)	75.4	(4)	73.6	(5)	112.8	(6)	371.5
2013	137.8
Return On Sales
2011	18.9%		14.4%		10.9%	(1)	9.4%	(2)	10.9%
2012	7.2%	(3)	5.0%	(4)	4.8%	(5)	7.1%	(6)	6.0%
2013	8.7%

Containerboard Shipments (7)
2011	247.4		243.9		850.7		1,914.4		3,256.4
2012	1,832.0		1,695.9		1,722.9		1,859.1		7,109.9
2013	1,816.6

Bleached Linerboard Shipments
2011	-		-		12.9		29.8		42.7
2012	29.3		28.5		32.3		31.0		121.1
2013	30.2

Pulp Shipments
2011	-		-		28.7		71.2		99.9
2012	75.0		61.5		73.8		77.0		287.3
2013	73.4

Corrugated Containers Shipments - BSF (8)
2011	2.6		2.9		9.1		19.3		33.9
2012	19.0		19.1		19.5		19.7		77.3
2013	19.2

Corrugated Containers Per Shipping Day - MMSF (8)
2011	43.1		45.2		144.7		301.4		134.6
2012	317.2		298.3		309.3		313.0		309.3
2013	314.1
(1)	Excludes $55.4 million of inventory step-up expense.
(2)	Excludes $4.0 million of inventory step-up expense.
(3)	Excludes $0.4 million of inventory step-up expense.
(4)	Excludes $6.7 million of operating losses at the recently closed Matane, Quebec containerboard mill.
(5)	Excludes $0.2 million of inventory step-up expense.
(6)	Excludes $0.2 million of inventory step-up expense.
(7)	Includes Kraft Paper
(8)	MMSF - millions of square feet and BSF - billions of square feet

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Sales
2011	$544.5	$567.8	$579.6	$667.9	$2,359.8
2012	620.4	647.6	628.9	660.6	2,557.5
2013	611.3
Consumer Packaging Intersegment Sales
2011	$3.8	$3.9	$6.8	$9.0	$23.5
2012	7.6	6.2	6.1	5.3	25.2
2013	6.4
Consumer Packaging Segment Income
2011	$71.0	$61.0	$61.1	$82.1	$275.2
2012	80.3	84.4	83.7	98.8	347.2
2013	66.5
Return on Sales
2011	13.0%	10.7%	10.5%	12.3%	11.7%
2012	12.9%	13.0%	13.3%	15.0%	13.6%
2013	10.9%

Recycled Paperboard Shipments (1)
2011	224.5	239.3	238.2	241.0	943.0
2012	222.8	236.8	231.8	237.9	929.3
2013	231.5

Bleached Paperboard Shipments
2011	84.4	85.1	77.4	88.0	334.9
2012	83.8	87.4	91.5	90.3	353.0
2013	87.6

Pulp Shipments
2011	22.1	24.0	20.9	25.1	92.1
2012	24.9	25.1	24.3	21.9	96.2
2013	26.7

Consumer Packaging Converting Shipments - BSF (2)
2011	5.0	5.2	5.2	5.3	20.7
2012	5.0	5.2	5.1	5.2	20.5
2013	4.9

Consumer Packaging Converting Per Shipping Day - MMSF (2)
2011	82.2	83.0	82.1	82.5	82.4
2012	83.5	81.0	80.6	83.1	82.0
2013	81.0
(1)

Recycled paperboard tons include coated and specialty paperboard, including gypsum paperboard liner tons by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.

(2)	MMSF - millions of square feet and BSF - billions of square feet

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Recycling Segment Sales
2011	$41.9	$40.8	$147.4	$355.8	$585.9
2012	329.4	296.1	338.9	264.4	1,228.8
2013	251.8
Recycling Intersegment Sales
2011	$10.4	$10.1	$51.3	$137.8	$209.6
2012	165.0	129.7	175.0	133.4	603.1
2013	131.3
Recycling Segment Income
2011	$2.3	$2.6	$4.6	$5.3	$14.8
2012	3.5	4.2	2.2	(2.8)	7.1
2013	4.3
Return on Sales
2011	5.5%	6.4%	3.1%	1.5%	2.5%
2012	1.1%	1.4%	0.6%	(1.1)%	0.6%
2013	1.7%

Fiber Reclaimed and Brokered
2011	211.6	213.7	773.9	1,759.6	2,958.8
2012	2,064.5	1,996.9	2,039.7	1,982.8	8,083.9
2013	1,945.0

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps and the balance of our cash and cash equivalents.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year for the current quarter and the prior quarter.

(In Millions)	December 31,	September 30,
	2012	2012

Current Portion of Debt	$87.4	$261.3
Long-Term Debt Due After One Year	3,163.8	3,151.2
Total Debt	3,251.2	3,412.5
Less: Hedge Adjustments Resulting From Fair
Value Interest Rate Derivatives or Swaps	(0.1)	(0.1)
	3,251.1	3,412.4
Less: Cash and Cash Equivalents	(31.0)	(37.2)
Net Debt	$3,220.1	$3,375.2

Segment EBITDA Margins

Our management uses “Segment EBITDA Margins”, along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Sales for the quarter ending December 31, 2012:

(In Millions, except percentages)
	Corrugated	Consumer		Corporate /
	Packaging	Packaging	Recycling	Other	Consolidated

Segment Sales	$1,589.9	$611.3	$251.8	$(165.9)	$2,287.1

Segment Income	$137.8	$66.5	$4.3		$208.6
Depreciation and Amortization Total Debt	107.3	24.4	3.2	3.2	138.1
EBITDA	$245.1	$90.9	$7.5

Segment EBITDA Margins	15.4%	14.9%	3.0%

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

“Total Funded Debt” is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the December 31, 2012 calculation, our Leverage Ratio was 2.77 times. Our maximum permitted Leverage Ratio under the Credit Facility at December 31, 2012 was 3.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended December 31, 2012, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months
Ended
December 31, 2012

Consolidated Net Income	$262.3
Interest Expense, net	104.8
Income Taxes	144.1
Depreciation and Amortization	539.7
Additional Permitted Charges	149.9
Credit Agreement EBITDA	$1,200.8

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	December 31,
2012

Current Portion of Debt	$87.4
Long-Term Debt Due After One Year	3,163.8
Total Debt	3,251.2
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(0.1)
Total Debt Less Hedge Adjustments	3,251.1
Plus: Letters of Credit, Guarantees and Other Adjustments	72.5
Total Funded Debt	$3,323.6

Credit Agreement EBITDA for the Twelve Months Ended
December 31, 2012	$1,200.8

Leverage Ratio	2.77

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company’s performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(In Millions)	2012	2011

Net income attributable to Rock-Tenn Company shareholders	$86.0	$76.7

Restructuring and other costs and operating losses
and transition costs due to plant closures	12.0	8.3
Loss on extinguishment of debt	0.1	—
Acquisition inventory step-up	—	0.2

Adjusted net income	$98.1	$85.2

CONTACT:
RockTenn
John Stakel, SVP-Treasurer, 678-291-7900